Exhibit 7.1

AMENDED SCHEDULE A

TO INVESTMENT ADVISORY AGREEMENT

DATED JULY 1, 2008

BETWEEN

INLAND INVESTMENT ADVISORS, INC (“Adviser”)

 INLAND AMERICAN REAL ESTATE TRUST, INC. (“Client”)

1.                                       This Schedule A may be amended from time to time by Adviser upon 30 days’ written notice to Client.

2.             Fee Schedule as of JULY 1, 2008:

Client shall pay or cause to be paid to Adviser as remuneration for its services under this Agreement a percent per annum based on the schedule below as an investment management fee on all assets under management.

A.            as an investment management fee on all equity assets under management:

•                  from $1,000,000 - $5,000,000 fee is 1 percent (1.0%) of assets

•                  from $5,000,001 - $10,000,000 fee is 85 basis points (.85%) of assets

•                  from $10,000,001 - $25,000,000 fee is 75 basis points (.75%) of assets

•                  from $25,000,001 - $50,000,000 fee is 65 basis points (.65%) of assets

•                  from $50,000,001 - $100,000,000 fee is 60 basis points (.60%) of assets

•                  over $100,000,000 fee is 50 basis points (.50%) of assets

3.             Notwithstanding Section 2 above, in no event may the sum of (i) the total annual fees paid by Client to Adviser under this Agreement and (ii) the annual business management fee paid by Client to Inland American Business Manager & Advisor Inc. (“the Business Manager”), pursuant that certain First Amended and Restated Business Management Agreement, dated July 30, 2007, by and between Client and the Business Manager (“the Business Manager Agreement”) exceed 1% of the Client’s “average invested assets” as that term is defined in the Business Management Agreement; provided further that any fees due hereunder shall also be subject to the limitations set forth in Section 7.5 of the Client’s Fifth Articles of Amendment and Restatement, as amended from time to time applicable to payment by the Client of certain fees to the Business Manager.

4.             In addition, Client will be responsible for any third party fees and charges as described in Section 11 of the Agreement.   The fee will be computed and due monthly based on the average daily net asset value.   The fee will be deducted from cash available in the account, and if there is no cash available, asset(s) will be sold in an amount equal to the payment due.